Exhibit 99.1

SulphCo® Announces MOU with Major Brazilian Oil Company
Petróleo Brasileiro S. A. (Petrobras) Produces Over 2 Million Barrels per Day

SPARKS, Nev., September 6 -- /PRNewswire-FirstCall/ -- SulphCo, Inc. (AMEX: SUF) is announcing that it has signed a Memorandum of Understanding (MOU) with Rio de Janeiro, Brazil-based Petróleo Brasileiro S. A. (“Petrobras”). This MOU follows a nondisclosure agreement (NDA) previously signed in 2004 to allow Petrobras to visit SulphCo facilities and gather preliminary technical information about SulphCo’s Sonocracking™ process.

Under the terms of the MOU, Petrobras will make its best efforts to review and assess the maturity and the adequacy of SulphCo’s Sonocracking™ process, and visit SulphCo’s first commercial (210,000 barrel per day) Sonocracking™ plant currently being installed in Fujairah (U.A.E.). Upon completion of Phase I, SulphCo will host a visit of top Petrobras management and technical personnel at Fujairah. In the period between signing the MOU and completion of Phase I of the Fujairah Sonocracking™ plant the two parties intend to go ahead with such transfer of information based on technical analyses from Petrobras to evaluate the feasibility of this technology into Petrobras refining structure. Both parties will continue to operate under the terms of the 2004 NDA.

Peter Gunnerman, SulphCo’s President and COO stated, “We look forward to working together with Petrobras to quickly incorporate our Sonocracking™ technology into Petrobras’ refining structure.”

Petrobras, based in Rio de Janeiro, Brazil is an integrated oil company and produces more than two million barrels of crude oil per day. Petrobras operates almost 16,000 producing wells, 100 production platforms, 30,000 km of pipelines, 97 oil tankers, 51 terminals, 16 refineries, seven thermo-electric plants, five fertilizer plants and 7,800 service stations. Petrobras is committed to ecologically friendly products and technologies.

SulphCo, based in Sparks, Nevada is a technology development and marketing company that has developed the patented Sonocracking™ technology which upgrades crude oil through the use of high power ultrasound. Among other businesses, SulphCo is currently in a joint venture with the Government of Fujairah, U.A.E. that is constructing the commercial Sonocracking™ facility in Fujairah.

For further information about SulphCo®, Inc. please call (212) 843-8073 or log onto: www.sulphco.com

About SulphCo®, Inc.
SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

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From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.